Ex - 3.(a)

April 6, 2000

The Guardian Insurance & Annuity Company, Inc.
7 Hanover Square
New York, New York 10004

Re: The Guardian Separate Account N - Pre-Effective Amendment No. 2
    to the Registration Statement on Form S-6

Dear Sirs:

This opinion is furnished in connection with the proposed offering of the variable universal life insurance policies ("Policy" or "Policies") by The Guardian Insurance & Annuity Company, Inc. ("GIAC") pursuant to a registration statement on Form S-6 filed by GIAC on behalf of The Guardian Separate Account N ("Account") (File No. 333-92475) with the Securities and Exchange Commission.

I have made such investigation of law and examined such records and documents (including those of GIAC and the Account) as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

      (1) GIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.

      (2) The Account is a separate account, duly established by GIAC under the provisions of Section 2932 of the Delaware Insurance Code and regulations promulgated thereunder, and the income, gains and losses allocable to the Account will be credited to or charged against the Account without regard to other income, gains or losses of GIAC.

      (3) The offer and sale of the Policies by GIAC have been duly authorized and each Policy, when delivered and when the payment thereunder is made in accordance with the prospectus as contained in the registration statement and with the applicable local law, will be a legal, valid and binding obligation of GIAC in accordance with its terms. Owners of the Policies, as such, will not be subject to any deductions and charges by GIAC other than those described or referred to in the prospectus.

      I hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 2 of registration statement on Form S-6 and to the use of my name under the heading "Legal Matters" in the prospectus and the registration statement.

      Very truly yours,

      /s/
      Richard T. Potter, Jr.
      Vice President and Equity Counsel